Exhibit 99.1

NEWS

CONTACT:    Roger Deacon
UNIVEST CORPORATION OF PENNSYLVANIA
Senior Executive Vice President and CFO
215-721-2455, deaconr@univest.net

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION DECLARES THIRD QUARTER DIVIDEND

SOUDERTON, Pa., August 28, 2017 - Univest Corporation of Pennsylvania (NASDAQ: UVSP), parent company of Univest Bank and Trust Co. and its insurance, investments and equipment financing subsidiaries, today declared a $.20 per share quarterly cash dividend for the third quarter of 2017. The dividend will be paid on October 2, 2017 to shareholders of record as of September 13, 2017.

About Univest Corporation of Pennsylvania
Univest Corporation of Pennsylvania (UVSP), including its wholly-owned subsidiary Univest Bank and Trust Co., has approximately $4.5 billion in assets and $3.4 billion in assets under management and supervision through its Wealth Management lines of business at June 30, 2017. Headquartered in Souderton, Pa. and founded in 1876, the Corporation and its subsidiaries provide a full range of financial solutions for individuals, businesses, municipalities and nonprofit organizations in the Mid-Atlantic Region. Univest delivers these services through a network of more than 50 offices in southeastern Pennsylvania extending to the Lehigh Valley and Lancaster, as well as in New Jersey and Maryland and online at www.univest.net.

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This press release of Univest Corporation of Pennsylvania and the reports Univest Corporation of Pennsylvania files with the Securities and Exchange Commission often contain "forward-looking statements" relating to present or future trends or factors affecting the financial services industry and, specifically, the financial operations, markets and products of Univest Corporation of Pennsylvania. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Univest Corporation of Pennsylvania’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce net interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which Univest Corporation of Pennsylvania is engaged; (6) technological issues which may adversely affect Univest Corporation of Pennsylvania’s financial operations or customers; (7) changes in the securities markets or (8) risk factors mentioned in the reports and registration statements Univest Corporation of Pennsylvania files with the Securities and Exchange Commission. Univest Corporation of Pennsylvania undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.